Exhibit 99.1

FOR IMMEDIATE RELEASE

Rimini Street Announces Fiscal Fourth Quarter and

Full Year 2017 Financial Results

Quarterly net revenue of $57.9 million, up 24% year over year

Full fiscal year net revenue of $212.6 million, up 33% year over year

Full fiscal year gross profit of 61%, up from 58% in 2016

Full fiscal year operating income of $22.0 million, up 58% year over year

1,566 active clients at fiscal year-end, up 28% year over year

LAS VEGAS, March 15, 2018 – Rimini Street, Inc. (Nasdaq: RMNI), a global provider of enterprise software products and services, and the leading third-party support provider for Oracle and SAP software products, today announced results for its fourth quarter and full year ended December 31, 2017.

“The fourth quarter was another record quarter for revenue and the 48th consecutive quarter of revenue growth for Rimini Street,” stated Seth A. Ravin, Rimini Street co-founder and CEO. “We continue to see a growing global demand for our enterprise software support products and services, and our current offerings cover an addressable market of more than $30 billion in annual IT services spend. With total annual global market spend on software and maintenance services exceeding $160 billion, and considering additional spend on IT services adjacencies, Rimini Street sees a substantial opportunity for continued growth in the years ahead. As the global leader for independent support and maintenance, we are well-positioned to continue growth through additional sales and marketing investments, as well as expansion into new countries, products and services.”

“Revenue in the fourth quarter and full fiscal year 2017 exceeded the high end of our guidance range, driven by continued growing global demand for our products and services and operational execution in sales and service delivery,” stated Tom Sabol, Rimini Street CFO. “In addition to our focus on revenue growth and gross profit expansion, we are also focused on the goals of reducing total debt, reducing our cost of capital and improving free cash flows in a way that will allow us to invest more in growth and eventually achieve GAAP profitability.”

Litigation Developments

On January 8, 2018, the U.S. Appeals Court ruled favorably for Rimini Street. The Court of Appeals reversed certain awards made in Oracle’s favor during and after the Oracle v. Rimini Street trial in 2015, and vacated others, including all claims and judgments against Mr. Ravin and an injunction that had already been stayed by the appellate court. Rimini Street will seek reimbursement for up to $50.3 million of the judgment previously paid to Oracle. Rimini Street currently believes Oracle may refund approximately $21.0 million in the second quarter of 2018, and the Company currently expects the resolution of the remaining amount sometime in 2018. Amounts refunded back to Rimini Street from Oracle will be used to pay down outstanding debt under its credit facility. After all appeals have been exhausted and after netting out all remand and appeal costs, a portion of the proceeds received will need to be refunded to the insurance company that paid a portion of the litigation costs.

Rimini Street Announces Fiscal Fourth Quarter and Full Year 2017 Financial Results	page 2

With respect to the litigation Rimini Street has filed against Oracle (Rimini Street v. Oracle), the Court has allowed us to proceed with our amended complaint against Oracle asking for declaratory judgment of non-infringement of copyright and to proceed with our claims against Oracle of intentional interference with contractual relationships and violation of California and Nevada unfair business practices statutes. The case is not currently expected to go to trial until at least 2020.

Fourth Quarter 2017 Financial Highlights

•	Net Revenue was $57.9 million for the quarter, an increase of 24% compared to $46.7 million for the same period last year.
•	Annualized Subscription Revenue was $231.6 million for the quarter, an increase of 24% compared to $186.9 million for the same period last year.
•	Active Clients as of December 31, 2017 were 1,566, an increase of 28% compared to 1,226 Active Clients on December 31, 2016.
•	Gross Profit Percentage was 57.0% for the quarter compared to 59.4% for the same period last year.
•	Operating Income was $4.3 million for the quarter compared to $37.9 million for the same period last year. Operating Income includes $5.2 million and $47.4 million of insurance reimbursement recoveries related to litigation for the fourth quarter 2017 and 2016, respectively. Non-GAAP Operating Income was $5.6 million for the quarter compared to a Non-GAAP operating loss of $3.3 million for the same period last year.
•	Net Loss attributable to common stockholders was $3.9 million or a diluted net loss per share of $0.07 based on 55.0 million weighted average shares outstanding compared to net income attributable to common stockholders of $14.1 million or diluted earnings per share of $0.31 based on 45.3 million weighted average shares outstanding for the same period last year. Non-GAAP net loss attributable to common stockholders for the quarter was $8.5 million compared to $15.4 million for the same period last year.
•	Adjusted EBITDA for the quarter was a positive $6.0 million compared to a negative $3.9 million for the same period last year.

Full Year 2017 Financial Highlights

•	Net Revenue was $212.6 million for the full year 2017, an increase of 33% compared to $160.2 million for the full year 2016.
•	Revenue Retention Rate was 93% for the trailing 12-months ended December 31, 2017.
•	Gross Profit Percentage increased to 61.0% for full year 2017 compared to 58.1% for full year 2016.
•	Operating Income was $22.0 million for full year 2017 compared to $13.9 million for full year 2016; Non-GAAP Operating Income was $29.8 million for full year 2017 compared to a loss of $12.0 million for full year 2016.
•	Net Loss attributable to common stockholders was $53.3 million or a diluted net loss per share of $1.65 based on 32.2 million weighted average shares outstanding for full year 2017 compared to a net loss attributable to common stockholders of $22.9 million or a diluted net loss per share of $0.95 based on 24.3 million weighted average shares outstanding for full year 2016. Non-GAAP Net Loss attributable to common stockholders was $32.9 million compared to $35.1 million for full year 2016.
•	Adjusted EBITDA was a positive $32.1 million for full year 2017 compared to a negative $12.0 million for full year 2016.

Reconciliations of the non-GAAP financial measures provided in this press release to their most directly comparable GAAP financial measures are provided in the financial tables included at the end of this press release. An explanation of these measures and how they are calculated is also included under the heading “About Non-GAAP Financial Measures and Certain Key Metrics.”

Rimini Street Announces Fiscal Fourth Quarter and Full Year 2017 Financial Results	page 3

Fourth Quarter 2017 Company Highlights

•	Completed the merger with GP Investments Acquisition Corp., and began trading as a public company on Nasdaq under the symbol “RMNI” on October 11, 2017.

•	Honored with seven Golden Bridge Awards for 2017, including IT Company of the Year, in addition to multiple award wins for delivering excellence in customer service.

•	Recognized by the One Planet Best in Business and Professional Excellence Awards with three awards, including Company of the Year and Most Innovative Service of the Year.

•	Presented at 16 CIO and IT and procurement leader events worldwide, including Gartner’s IT Symposium in Orlando, Florida, Brazil, Japan, Australia and Spain, and the IDC CIO Summit in Malaysia.

Full Year 2017 Achievements and Highlights

•	Invested in growth and expansion worldwide including the opening of the Company’s new, expanded Latin American headquarters in São Paulo, Brazil, and the launch of the Company’s French subsidiary, Rimini Street SAS, and opening of its new Paris office.
•	Expanded its technology platform coverage, offering support for six new database products including IBM DB2, Microsoft SQL Server, and SAP’s Sybase family of database products.
•	Launched Rimini Street Advanced Database Security, a next-generation security solution that identifies and intercepts attempted exploits of database vulnerabilities before they reach their target.
•	Closed a record number of support cases – more than 25,000 support cases across 61 countries – and achieved an average client satisfaction rating on the Company’s support delivery of 4.8 out of 5.0 (where 5.0 is rated as “excellent”).

•	Delivered more than 20,000 tax, legal and regulatory updates to clients worldwide through an innovative combination of patent-pending tax, legal and regulatory technology, a proven methodology and ISO 9001-certified development processes.

•	Recognized as a “Top Workplace” by the Bay Area News Group for the fourth time.
•	Made the San Francisco Business Times’ “Top Software Companies in the Greater Bay Area” list for the second consecutive year.
•	Partnered with 55 charities around the world through the Rimini Street Foundation, providing financial contributions, in-kind donations and numerous employee volunteer hours.

First Quarter 2018 Revenue Guidance

The Company is currently providing first quarter 2018 revenue guidance to be in the range of approximately $59.0 million to $60.0 million.

Full Year 2018 Revenue Guidance

The Company is currently providing full year 2018 revenue guidance to be in the range of approximately $250 million to $270 million.

Webcast and Conference Call Information

Rimini Street will host a conference call and webcast to discuss the fourth quarter and full year 2017 results at 5:00 p.m. Eastern / 2:00 p.m. Pacific time on March 15, 2018. A live webcast of the event will be available on Rimini Street’s Investor Relations site at https://investors.riministreet.com/events-and-presentations/upcoming-and-past-events. Dial in participants can access the conference call by dialing (855) 213-3942 in the U.S. and Canada and enter the code 4385768. A replay of the webcast will be available for at least 90 days following the event.

Rimini Street Announces Fiscal Fourth Quarter and Full Year 2017 Financial Results	page 4

Company’s Use of Non-GAAP Financial Measures

This press release contains certain “non-GAAP financial measures.” Non-GAAP financial measures are not based on a comprehensive set of accounting rules or principles. This non-GAAP information supplements, and is not intended to represent a measure of performance in accordance with disclosures required by generally accepted accounting principles, or GAAP. Non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, financial measures determined in accordance with GAAP. A reconciliation of GAAP to non-GAAP results is included in the financial tables included in this press release. Presented under the heading “About Non-GAAP Financial Measures and Certain Key Metrics” is a description and explanation of our non-GAAP financial measures.

About Rimini Street, Inc.

Rimini Street is a global provider of enterprise software products and services, and the leading third-party support provider for Oracle and SAP software products, based on both the number of active clients supported and recognition by industry analyst firms. The Company has redefined enterprise software support services since 2005 with an innovative, award-winning program that enables licensees of IBM, Microsoft, Oracle, SAP and other enterprise software vendors to save up to 90 percent on total support costs. Clients can remain on their current software release without any required upgrades for a minimum of 15 years. Over 1,560 global Fortune 500, midmarket, public sector and other organizations from a broad range of industries currently rely on Rimini Street as their trusted, third-party support provider. To learn more, please visit http://www.riministreet.com, follow @riministreet on Twitter and find Rimini Street on Facebook and LinkedIn. (IR-RMNI)

Forward-Looking Statements

Certain statements included in this communication are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “may,” “should,” “would,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “seem,” “seek,” “continue,” “future,” “will,” “expect,” “outlook” or other similar words, phrases or expressions. These forward-looking statements include, but are not limited to, statements regarding our first quarter and annual 2018 revenue guidance, industry, future events, future opportunities and growth initiatives, estimates of Rimini Street’s total addressable market, and projections of customer savings. These statements are based on various assumptions and on the current expectations of management and are not predictions of actual performance, nor are these statements of historical facts. These statements are subject to a number of risks and uncertainties regarding Rimini Street’s business, and actual results may differ materially. These risks and uncertainties include, but are not limited to, changes in the business environment in which Rimini Street operates, including inflation and interest rates, and general financial, economic, regulatory and political conditions affecting the industry in which Rimini Street operates; adverse litigation developments or government inquiry; the final amount and timing of any refunds from Oracle related to our litigation; our ability to refinance existing debt on favorable terms; changes in taxes, laws and regulations; competitive product and pricing activity; difficulties of managing growth profitably; the loss of one or more members of Rimini Street’s management team; uncertainty as to the long-term value of RMNI common stock; and those discussed in Rimini Street’s Annual Report on Form 10-K filed on March 15, 2018 under the heading “Risk Factors,” as updated from time to time by Rimini Street’s Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and other filings by Rimini Street with the Securities and Exchange Commission. There may be additional risks that Rimini Street presently knows or that Rimini Street currently believes are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements provide Rimini Street’s expectations, plans or forecasts of future events and views as of the date of this communication. Rimini Street anticipates that subsequent events and developments will cause Rimini Street’s assessments to change. However, while Rimini Street may elect to update these forward-looking statements at some point in the future, Rimini Street specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Rimini Street’s assessments as of any date subsequent to the date of this communication.

# # #

© 2018 Rimini Street, Inc. All rights reserved. “Rimini Street” is a registered trademark of Rimini Street, Inc. in the United States and other countries, and Rimini Street, the Rimini Street logo, and combinations thereof, and other marks marked by TM are trademarks of Rimini Street, Inc. All other trademarks remain the property of their respective owners, and unless otherwise specified, Rimini Street claims no affiliation, endorsement, or association with any such trademark holder or other companies referenced herein.

Rimini Street Announces Fiscal Fourth Quarter and Full Year 2017 Financial Results	page 5

RIMINI STREET, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands, except per share amounts)

(Unaudited)

ASSETS

	December 31,	December 31,
	2017	2016
Current assets:
Cash and cash equivalents	$21,950	$9,385
Restricted cash	18,077	18,852
Accounts receivable, net of allowance of $51 and $36, respectively	63,525	55,324
Prepaid expenses and other	8,560	5,748
Total current assets	112,112	89,309

Long-term assets:
Property and equipment, net	4,255	4,559
Deferred debt issuance costs, net	3,520	3,950
Deposits and other	1,565	965
Deferred income taxes, net	719	595
Total assets	$122,171	$99,378

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Current maturities of long-term debt	$15,500	$24,750
Accounts payable	10,137	8,839
Accrued compensation, benefits and commissions	18,154	18,304
Other accrued liabilities	22,920	18,346
Deferred insurance settlement	8,033	-
Liability for embedded derivatives	1,600	5,400
Deferred revenue	152,390	137,293
Total current liabilities	228,734	212,932

Long-term liabilities:
Long-term debt, net of current maturities	66,613	63,314
Deferred revenue	29,182	27,538
Liability for redeemable warrants	-	7,269
Other long-term liabilities	7,943	1,835
Total liabilities	332,472	312,888

Stockholders’ deficit (1):

Preferred stock, $0.0001 par value per share. Authorized 100,000 shares; no shares issued and outstanding	-	-
RSI convertible preferred stock, $0.001 par value per share. Authorized, issued and outstanding 100,486 shares in 2016; aggregate liquidation preference of $20,551 in 2016	-	19,542
Common stock; $0.0001 par value. Authorized 1,000,000 shares; issued and outstanding 59,314 and 24,282 shares as of December 31, 2017 and 2016, respectively	6	2
Additional paid-in capital	94,967	19,102
Accumulated other comprehensive loss	(867)	(1,046)
Accumulated deficit	(304,407)	(251,110)
Total stockholders' deficit	(210,301)	(213,510)
Total liabilities and stockholders' deficit	$122,171	$99,378

(1)	Where applicable, stockholders’ deficit has been retroactively restated to reflect the exchange ratio per the merger, as well as for the related reverse recapitalization, and the conversion of the preferred stock to common stock.

Rimini Street Announces Fiscal Fourth Quarter and Full Year 2017 Financial Results	page 6

RIMINI STREET, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
Net revenue	$57,904	$46,737	$212,633	$160,175
Cost of revenue	24,896	18,971	82,898	67,045
Gross profit	33,008	27,766	129,735	93,130
Operating expenses:
Sales and marketing	19,074	19,363	66,759	72,936
General and administrative	9,360	12,130	36,144	36,212
Litigation costs and related insurance recoveries:
Litigation settlement and pre-judgment interest	-	214	-	2,920
Professional fees and other defense costs of litigation	5,447	5,514	17,171	21,379
Insurance recoveries	(5,198)	(47,380)	(12,311)	(54,248)
Total operating expenses	28,683	(10,159)	107,763	79,199
Operating income	4,325	37,925	21,972	13,931
Non-operating expenses:
Interest expense	(9,728)	(8,336)	(43,357)	(13,356)
Other debt financing expenses	(3,657)	(2,093)	(18,361)	(6,372)
Gain (loss) on change in fair value of embedded derivatives and redeemable warrants, net	5,915	(1,677)	(12,552)	(3,822)
Other income (expense), net	(102)	(1,122)	320	(1,786)
Income (loss) before income taxes	(3,247)	24,697	(51,978)	(11,405)
Income tax expense	(676)	(637)	(1,319)	(1,532)
Net income (loss)	(3,923)	24,060	(53,297)	(12,937)
Deemed dividend for beneficial conversion feature of RSI Preferred Stock	-	(10,000)	-	(10,000)
Net income (loss) attributable to common stockholders	$(3,923)	$14,060	$(53,297)	$(22,937)

Net income (loss) per share attributable to common stockholders:
Basic	$(0.07)	$0.58	$(1.65)	$(0.95)
Diluted	$(0.07)	$0.31	$(1.65)	$(0.95)

Weighted average number of common shares outstanding (1):
Basic	55,021	24,273	32,229	24,262
Diluted	55,021	45,258	32,229	24,262

(1)	Shares have been retroactively restated to reflect the exchange ratio per the merger, as well as for the related reverse recapitalization, and the conversion of the preferred stock to common stock.

Rimini Street Announces Fiscal Fourth Quarter and Full Year 2017 Financial Results	page 7

RIMINI STREET, INC. AND SUBSIDIARIES

GAAP to Non-GAAP Reconciliations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
Non-GAAP operating income (loss) reconciliation:

Operating income	$4,325	$37,925	$21,972	$13,931
Non-GAAP Adjustments:
Litigation costs, net of related insurance adjustments	249	(41,652)	4,860	(29,949)
Stock-based compensation expense	1,047	468	2,963	2,297
Write-off of deferred financing costs	-	-	-	1,700
Non-GAAP operating income (loss)	$5,621	$(3,259)	$29,795	$(12,021)

Non-GAAP net loss attributable to common stockholders reconciliation:

Net income (loss) attributable to common stockholders	$(3,923)	$14,060	$(53,297)	$(22,937)
Non-GAAP Adjustments:
Litigation costs, net of related insurance adjustments	249	(41,652)	4,860	(29,949)
Stock-based compensation expense	1,047	468	2,963	2,297
Write-off of deferred financing costs	-	-	-	1,700
Gain (loss) on change in fair value of embedded derivatives and redeemable warrants, net	(5,915)	1,677	12,552	3,822
Deemed dividend for beneficial conversion feature of RSI Preferred Stock	-	10,000	-	10,000
Non-GAAP net loss attributable to common stockholders	$(8,542)	$(15,447)	$(32,922)	$(35,067)

Non-GAAP Adjusted EBITDA reconciliation:

Net income (loss)	$(3,923)	$24,060	$(53,297)	$(12,937)
Non-GAAP Adjustments:
Interest expense	9,728	8,336	43,357	13,356
Income tax expense	676	637	1,319	1,532
Depreciation and amortization expense	496	487	1,973	1,783
EBITDA	6,977	33,520	(6,648)	3,734
Non-GAAP Adjustments:
Litigation costs, net of related insurance adjustments	249	(41,652)	4,860	(29,949)
Stock-based compensation expense	1,047	468	2,963	2,297
Write-off of deferred financing costs	-	-	-	1,700
Gain (loss) on change in fair value of embedded derivatives and redeemable warrants, net	(5,915)	1,677	12,552	3,822
Other debt financing expenses	3,657	2,093	18,361	6,372
Adjusted EBITDA	$6,015	$(3,894)	$32,088	$(12,024)

Rimini Street Announces Fiscal Fourth Quarter and Full Year 2017 Financial Results	page 8

About Non-GAAP Financial Measures and Certain Key Metrics

To provide investors and others with additional information regarding Rimini Street’s results, we have disclosed the following non-GAAP financial measures and certain key metrics. We have described below Active Clients, Annualized Subscription Revenue and Revenue Retention Rate, each of which is a key operational metric for our business. In addition, we have disclosed the following non-GAAP financial measures: non-GAAP operating income (loss), non-GAAP net loss, EBITDA, and adjusted EBITDA. Rimini Street has provided in the tables above a reconciliation of each non-GAAP financial measure used in this earnings release to the most directly comparable GAAP financial measure. Due to a valuation allowance for our deferred tax assets, there were no tax effects associated with any of our non-GAAP adjustments. These non-GAAP financial measures are also described below.

The primary purpose of using non-GAAP measures is to provide supplemental information that management believes may prove useful to investors and to enable investors to evaluate our results in the same way management does. We also present the non-GAAP financial measures because we believe they assist investors in comparing our performance across reporting periods on a consistent basis, as well as comparing our results against the results of other companies, by excluding items that we do not believe are indicative of our core operating performance. Specifically, management uses these non-GAAP measures as measures of operating performance; to prepare our annual operating budget; to allocate resources to enhance the financial performance of our business; to evaluate the effectiveness of our business strategies; to provide consistency and comparability with past financial performance; to facilitate a comparison of our results with those of other companies, many of which use similar non-GAAP financial measures to supplement their GAAP results; and in communications with our board of directors concerning our financial performance. Investors should be aware however, that not all companies define these non-GAAP measures consistently.

Active Client is a distinct entity that purchases our services to support a specific product, including a company, an educational or government institution, or a business unit of a company. For example, we count as two separate active clients when support for two different products is being provided to the same entity. We believe that our ability to expand our active clients is an indicator of the growth of our business, the success of our sales and marketing activities, and the value that our services bring to our clients.

Annualized Subscription Revenue is the amount of subscription revenue recognized during a quarter and multiplied by four. This gives us an indication of the revenue that can be earned in the following 12-month period from our existing client base assuming no cancellations or price changes occur during that period. Subscription revenue excludes any non-recurring revenue, which has been insignificant to date.

Revenue Retention Rate is the actual subscription revenue (dollar-based) recognized over a 12-month period from customers that were clients on the day prior to the start of such 12-month period, divided by our Annualized Subscription Revenue as of the day prior to the start of the 12-month period.

Non-GAAP Operating Income (Loss) is operating income adjusted to exclude: litigation costs, net of related insurance adjustments, stock-based compensation expense, and write-off of deferred financing costs. The exclusions are discussed in further detail below.

Non-GAAP Net Loss Attributable to Common Stockholders is net income (loss) attributable to common stockholders adjusted to exclude: litigation costs, net of related insurance adjustments, stock-based compensation expense, write-off of deferred financing costs, gain (loss) on change in fair value of embedded derivatives and redeemable warrants, net and deemed dividend for beneficial conversion feature of RSI Preferred Stock.

Specifically, management is excluding the following items from its non-GAAP financial measures, as applicable, for the periods presented:

Rimini Street Announces Fiscal Fourth Quarter and Full Year 2017 Financial Results	page 9

Litigation Costs, Net of Related Insurance Adjustments: Litigation costs and the associated insurance recoveries and adjustments to the deferred settlement liability relate to outside costs on the litigation activities. These costs reflect the ongoing litigation we are involved with, and do not relate to the day-to-day operations or our core business of serving our clients.

Stock-Based Compensation Expense: The Company’s compensation strategy includes the use of stock-based compensation to attract and retain employees. This strategy is principally aimed at aligning the employee interests with those of our stockholders and to achieve long-term employee retention, rather than to motivate or reward operational performance for any particular period. As a result, stock-based compensation expense varies for reasons that are generally unrelated to operational decisions and performance in any particular period.

Write-off of Deferred Financing Costs: The write-off of deferred financing costs relates to certain costs that were expensed in 2016 because we determined that the arrangements related to these costs would not result in future financings when we completed our credit facility in June 2016. As such, these write-offs are not related to how we manage our business and operational decisions on an ongoing basis.

Gain (Loss) on Change in Fair Value of Embedded Derivatives and Redeemable Warrants, Net: Our credit facility includes features that were determined to be embedded derivatives requiring bifurcation and accounting as separate financial instruments. We have determined to exclude the gains and losses on embedded derivatives and redeemable warrants related to the change in fair value of these instruments given the financial nature of this fair value requirement. We are not able to manage these amounts as part of our business operations nor are the costs core to servicing our clients and have excluded them.

Deemed dividend for beneficial conversion feature of RSI Preferred Stock: Deemed dividends reflecting the beneficial conversion feature are treated as an increase in additional paid-in capital with a corresponding reduction in additional paid-in capital. A beneficial conversion feature is a non-detachable conversion feature that is “in the money” at the commitment date, which requires recognition of a deemed dividend. We are not able to manage these amounts as part of our business operations nor are the costs core to servicing our clients and have excluded them.

EBITDA is net income (loss) adjusted to exclude: interest expense, income tax expense, and depreciation and amortization expense.

Adjusted EBITDA is EBITDA adjusted to exclude: litigation costs, net of related insurance adjustments, stock-based compensation expense, write-off of deferred financing costs, gain (loss) on change in fair value of embedded derivatives and redeemable warrants, net, and other debt financing expenses, as discussed above.

Rimini Street Announces Fiscal Fourth Quarter and Full Year 2017 Financial Results	page 10

Investor Relations Contact

Dean Pohl

Rimini Street, Inc.

+1 203 347-4446

dpohl@riministreet.com

Media Relations Contact

Michelle McGlocklin

Rimini Street, Inc.

+1 925 523-8414

mmcglocklin@riministreet.com